Exhibit 99.1

Repwest Insurance Company to Strengthen Loss Reserves on Discontinued Business in the Third Quarter of Fiscal 2012

RENO, Nev. (February 1, 2012)--AMERCO (Nasdaq: UHAL) announced today that following an internal review of its property and casualty subsidiary’s excess workers’ compensation business, Repwest will take a third quarter fiscal 2012 charge to strengthen its loss reserves.

The additional reserves relate to excess workers’ compensation policies Repwest either wrote or assumed from other insurance carriers between 1983 and 2003.  These policies cover risks totally unrelated to U-Haul’s core moving and storage business and Repwest has not written or assumed business of this nature in nearly a decade.

During the quarter Repwest undertook the comprehensive review of this discontinued line of business and found that claims have been developing much more adversely than previously anticipated.  A combination of issues including medical inflation, additional treatments, longer claim terms and changes in ceding entity and third party administrator reporting practices contributed to these adjustments.  Based upon these findings the Company adjusted its loss assumptions for this business.

The total after-tax charge for this reserve strengthening in the third quarter of fiscal 2012 was $31 million.  This was a non-cash adjustment and does not necessitate any capital contributions from AMERCO.  As a result of the charge, Repwest anticipates incurring a net loss after tax of $28 million in the third quarter of fiscal 2012.  These results will consolidate with the rest of AMERCO’s subsidiaries.  AMERCO will report record revenues for the third quarter and absent this charge would have reported record earnings for a third quarter.

AMERCO plans to file its December 31, 2011 Form 10-Q with the SEC on February 8, 2012 and issue its quarterly earnings release contemporaneously.  The Company will hold its third quarter investor call to discuss these results on February 9, 2012 at 8:00 a.m. (AZ time).

Certain of the statements made in this press release regarding our business constitute forward-looking statements as contemplated under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. For a brief discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to our Form 10-Q for the quarter ended September 30, 2011, which is on file with the SEC.

CONTACT: Jennifer Flachman, Director of Investor Relations of AMERCO, +1-602-263-6601, Flachman@amerco.com